Exhibit 10.33

This is an English translation

Technology Development Contract

Project Name: Cyber Digital Product Operation Platform Supporting System

Client (“Party A”): Beijing Qihu Technology Company Limited.

Developer (“Party B”): Qizhi Software (Beijing) Co., Ltd.

Signing place: Chaoyang District, Beijing

Signing date: October 20, 2008

Duration: October 20, 2008 to October 19, 2012

In order to provide a cyber digital products transaction action platform to Party A better, Party A hereby engages Party B to develop a system of digital products operation supporting platform. Party A and Party B hereby agree to enter into this Technology Development Contract through friendly negotiation and in accordance with the Contract Law of the People’s Republic of China and other relevant laws and regulations.

Article 1 Purpose, Content, Form and Requirement of Target Technology

1. Purpose

With the popularity of internet, online transactions become more and more popular, and the types of products traded online become more and more diversified and complex. In addition to the physical products such as books, costumes, foods and digital products, there are also lots of non-physical products such as mobile phone prepaid cards, game cards and virtual online gaming accounts and equipments.

The most significant feature of online digitalized products is the virtualization of products. Different from the trading of physical products in traditional B2B or C2C model, the most significant feature in the trading of virtual products (i.e. digitalized products) is that there is no logistic and distribution system, and no complex process and formality such as inspection and payment on delivery. With respect to consumers, they need instant payment and easy application; with respect to merchants, they need convenient settlement and easy payment through various payment means.

Qihoo Technology is an internet company and has hundreds of millions of internet users. With further development of internet businesses, it wants to develop the potential demand of users, provide a professional product sales platform and satisfy the needs of users. But it does not have a sound cyber digital product operation supporting system. Therefore, in consideration of Party B’s technical ability and experience in development of e-commerce, OA system, searching technology and high concurrency real-time system, Party A hereby engages Party B to develop the system. This system will provide all business supporting functions throughout the transaction of digital products. Party B shall implement an integrated development and provide subsequent maintenance and upgrading at the technical layer, to satisfy the demands of Party A in next four years. The purpose of this technical platform development is to achieve the aforesaid functions and totally solve the following critical technical issues:

•                      Presentation, transaction and management of all online products;

•                      Connection and interaction with all third-party payment platform, so that users may experience one-stop shopping on Party A’s website;

•                     Solutions to the security issues relating to online transaction, such as loss of password or disclosure of transaction data, and realization of zero-risk transaction;

•                      Providing third-party partners with the customized management of products, such as shelving and off-shelving, price adjustment and settlement;

•                      Providing internal OA process management;

•                      Extension of rapid self-defined information without further development of technology;

•                      Providing the function of searching relevant products, such as listing of upstream, downstream and similar products in searching, so that users may make selection and reference.

This development project will satisfy Party A’s business development needs in next four years through the establishment of a system of cyber digital product operation platform.

2. Scope of Application

During the development of the cyber digital product operation supporting platform, Party B will develop various modules and the Parties will test such modules. After all modules are developed, they will be connected to a whole system. After the whole system is accepted by Party A, Party A will use the supporting functions of the system in next four years to ensure the long-term and stable development of the online business.

3. Requirement of Technology Structure

(1) Physical Structure

[Graphics]

In the development of the system, a structure of true three layers will be adopted. The most significant advantage of the true three-layer structure is the excellent scalability and load balance. In the design plan, we propose to establish a growing and developable system, and continuously use the system in the future development. In the three-layer structure, each layer is scalable at any time, whether the system layer or application layer, and each expanded capacity can be seamlessly connected to the existing system. At the same time, it can achieve a better effect of load balance and enhanced concurrency processing ability.

Web Server: it is deployed behind a hardware firewall; the accessing load balance is achieved through the server

Application Server: it is deployed between the WEB server and database server; the load balance in the business logic is achieved through the server;

Database Server: it is deployed at the bottom layer and separated from the external network; it can realize the dual-system backup

(2) System Logic Structure

[Graphics]

Notes:

The business of complex logic is to satisfy the requirement of high scalability and high maintainability caused by the changeability of the business logic. Reasonable separation of duties is the primary target of the design, while performance of the system is secondary.

Layer	Duty	Notes

Integration Layer	To provide a consistent environment for the whole system, so that other parts of the system will not rely on any external system.	It encapsulates data source, base service and external service. It also defines and restricts the whole system.

Business Field Layer	It deals with the problems in the business field. Its core is a solid model based on the business field abstract.	Its main body is divided into three parts: entity package, DAO realization package and business knowledge definition package.

Service Layer	It connects with the specific application encapsulated rent device.	It provides FunSvc for the logic transmitted through the entity, and provides StatSvc for the statistics statements.

Application Layer	It deals with the interaction and functional organization of users.

3. System Structure Chart

Division and Definition of Cyber Digital Product Operation Platform Supporting System

In the following detailed design chart, the whole system is divided as follows from the aspect of application:

[Graphics]

Notes:

The whole system is composed of three sub-systems, including product sales sub-system, business management sub-system and customer service management sub-system.

The detailed requirements of all functional modules are listed below:

Name of Sub-system	Name of Module	Duty	Support Features	Notes

Product Sales Sub-system	Interface Authentication	Verify the safety and validity of requests from various sources

	Business Scheduling	Control the logic schedule of whole process, and support the single entry schedule

	Business Management	Realize the logic of all businesses

	Product Management	Manage the delivery and inventory of all products

	Uniform Billing Management	Realize the interface connection with all third-party payment platform

	Data Storage	Manage database operations

	System Monitoring	Monitor all function modules of the system	Monitor the operation, error alarm, error recovery and other functions of all functional modules in the system

	Log Management	Record all system logs	Provide full record of information sending and receiving logs, and establish full indices, to facilitate the inquiry of records

Business Management Sub-system	Product Management	Manage the information of all products	Including product release, product listing and product

inventory

	Order Management	Order inquiry and statistics	Including order inquiry, sales statistics and email reply template

	Data Analysis	Including traffic statistics, sales comparison, corresponding comparison, sales composition

	Financial Information	Analyze financial data	Including account checklist, account details and account statement

	Cooperation and Promotion	Including promotion of cooperation codes, product recommendation and promotion plan

Customer Service Management Sub-system	System Setup	Including department setup, user department setup, user setup, user authority setup and authority setup

	Work Order Management	Including work order creation, work order listing, work order inquiry and work order statistics

	Order Inquiry	Including order inquiry and product re-issuance

	Statistics Analysis	Including statistics of number of consulting cases, comparison of number of consulting cases, corresponding comparison

	Complaint Record	Record and classify all frequently asked questions

	Customer Service Statement	Including daily statements, week statements, monthly statements and data download

	FAQ	Summarize and classify frequently asked questions, and make a list

Article 2 Technical Specifications and Parameters to Be Achieved

The acceptance of the system shall be conducted according to the function requirements described in Appendix 1: Cyber Digital Product Operation Platform Supporting System Development Plan; refer to Appendix 2 for the form of acceptance confirmation.

Article 3 Development Plan

The Project will be completed in four phases, while phase 1 is very urgent to satisfy the basic needs of business operations. For details about the development plan, refer to Appendix 3.

Article 4 Obligations of Both Parties

1. Main obligations of Party A:

(1) Party A shall pay the compensation to Party B in accordance with this Contract.

(2) Party A shall provide Party B with the technical materials, original data and relevant assistance in accordance with this Contract.

(3) Party A shall provide Party B’s persons with certain work place at Party A’s premises for system debugging.

2. Main obligations of Party B:

(1) It shall prepare and implement a development plan;

(2) It shall set up reasonable development environment, reasonably connect and set up the development environment according to Party A’s requirements regarding the development system, and shall ensure the system conform to the operation structure of the development system required by Party A;

(3) Party B shall complete the development of the system and submit all deliverables in accordance with this Contract.

(4) Party B shall ensure the satisfaction of Party A’s requirements, and ensure that the system can achieve the intended functional requirements and technical specifications after it is put into operation; if any specification is provided for in the public standards, it shall not be lower than the domestic or international standards and the technical level can be achieved;

(5) During the course of system development and testing, Party B must comply with all safety management rules of Party A, and shall be liable for all consequences resulting from violation of such rules.

(6) Party B shall provide Party A with the relevant technical materials and necessary technical guidance, and help Party A grasp the subject project.

(7) Party B shall provide Party A with the technical and consulting services, and shall assist Party A in establishing the operation procedures and submit a technology development summary report. Without hindrance to its normal research and development work, Party B shall accept the inspection of Party A regarding the performance of this Contract.

(8) Party B shall keep confidentiality of all key data in the system relating to Party A’s business.

(9) Prior to the acceptance of the Project, Party B shall give guidance regarding the application technology and software maintenance technology to the relevant persons dispatched by Party A.

(10) After the Project is accepted, Party B shall provide Party A with the system maintenance service and shall ensure the normal operation of the system under the subsequent maintenance.

(11) During the term of this Contract, Party B shall dispatch special persons to Party A’s site. These persons shall cooperate with Party A in system maintenance and give routine trainings to Party A’s maintenance persons.

(12) During the term of this Contract, Party B shall dispatch special persons to provide Party A with consulting services regarding the operation, maintenance and subsequent development of the system.

Article 5 Delivery and Acceptance

In view of the characteristic of Party A’s business operations, the Parties hereby agree that the Project shall be developed in various modules and such modules shall be delivered in phases. After the completion of development all modules, Party B shall connect those modules to the whole system, and Party A shall accept the whole system and put it into operation.

1. Party B shall deliver the modules to Party A in phases and install, debug, train and maintain the same in accordance with the provisions of Appendix 1: Cyber Digital Products Operation Supporting Platform System Development Plan. Party B shall ensure the normal operation of the modules, and ensure the effective connection and operation of the modules after the whole system is finally developed.

2. Upon receipt of a notice from Party B, Party A shall conduct testing and acceptance on the modules and the system together with Party B in accordance with this Contract, to accept the qualified modules and system delivered by Party B.

3. After Party B deliver the module in each phase, Party A shall promptly conduct acceptance. If Party A considers that there is any defect in the module delivered hereunder, it shall give a written notice to Party B when such module is installed.

4. Within three business days after the modules are delivered and installed by Party B in phases and with the assistance of Party B, Party A shall test and accept the modules as per the technical specifications and parameter setup described in the Cyber Digital Product Operation Supporting Platform System Development Proposal. If it is found that any module delivered by Party B does not conform to the technical specifications and parameters setup, through testing within the time period of testing and acceptance stipulated herein, Party B shall make correction and all costs and expenses incurred therefrom shall be borne by Party B.

5. The delivery includes delivery of modules in phases and delivery of the whole system.

6. The following persons shall attend at the site when the modules are delivered and connected: project manager, maintenance manager and appropriate module technical manager of Party A, and project manager, appropriate module development manager and installation & debugging manager of Party B.

7. The project managers of the Parties shall confirm whether the installation and operation environment of the modules confirm to the relevant standards as per the requirement described in the function demand statement. If either Party objects, the Parties shall confirm such objection in written forms and determine the deadline and plan of such objection.

8. Party B’s persons responsible for installation and debugging of the system shall install the modules.

9. Where the conditions for installation are not satisfied, Party B’s project manager shall give a notice to Party A. In that case, Party A’s project manager shall solve such problem as soon as possible. Each period of 4 hours in solving the problem shall be accounted as a business day. The subsequent work in Party B’s development plan shall be postponed accordingly.

10. If any module can not work normally or the function of any module does not conform to the requirements described in the system function statement, Party A’s project manager may stop operating the module and demand

Party B to solve the problem promptly. In that case, Party B shall be subject to the liabilities for the delay caused by such problem.

11. After the completion of development of the system, Party B shall deliver and connect the whole system.

12. The following persons shall attend at the site when the whole system is delivered and connected: project manager and system maintenance manager of Party A, and project manager and installation & debugging manager of Party B.

13. Party A shall setup the relevant hardware equipments according to the requirements for operation of the modules, prepare the technical requirements as listed in the system function demand statement and provide an installation environment for the whole system separated from other systems operated by Party A.

14. The project managers of the Parties shall confirm whether the installation environment confirm to the relevant conditions as per the requirements described in the system function demand statement. If either Party objects, the Parties shall confirm such problem in written forms and determine the deadline and plan of such problem.

15. Party B’s persons responsible for installation and debugging of the system shall install the whole system.

16. Where the conditions for installation are not satisfied, Party B’s project manager shall give a notice to Party A. In that case, Party A’s project manager shall solve such problem as soon as possible. Each period of 4 hours in solving the problem shall be accounted as a business day. The subsequent work in Party B’s development plan shall be postponed accordingly.

17. The Parties shall confirm whether the modules connected to the system are complete or not as per the requirements described in the system function demand statement.

18. Party B’s persons responsible for system maintenance shall prepare the interconnection environment.

19. Party B’s persons responsible for installation and debugging shall connect the whole system, and the technicians of both Parties shall confirm whether such connection is effective or not.

20. Party A’s system maintenance manager shall effectively connect the operation environment to the whole system and confirm whether the system is operated normally or not; the corresponding module managers of both Parties shall confirm whether the functions of the system confirm to the requirements described in the system function demand statement.

21. If the system can not work normally after being connected or the function does not conform to the requirements described in the function demand statement, Party A’s project manager may stop operating the system and demand Party B to solve the problem promptly. In that case, Party B shall be subject to the liabilities for breach of contract accordingly. Additionally, Party B shall indemnify Party A against all losses and damages resulting from abnormality in the operation of the system or inconformity to the requirements described in the function demand statement.

Article 6 Cooperation and Sharing of Technology

1. After the modules are delivered, Party B shall provide Party A’s relevant persons with the trainings on the operation and maintenance of the modules to ensure the normal operation of the modules, and shall dispatch special persons to give routine maintenance on the operation of the modules at Party A’s site.

2. The trainings include group training and onsite training. The site trainings shall be given at Party A’s module operation site and the Party B’s development and simulated operation site.

3. The period of group training shall be three days/module.

4. Party A shall dispatch its module technical manager, module maintenance manager and module operators to participate in the trainings regarding the module.

5. After the system is delivered, Party B shall provide Party A’s relevant persons with the trainings on the operation and maintenance of the whole system for a period of ten days.

6. Party A shall dispatch its project manager, system technical manager, system maintenance manager and system operators to participate in the trainings regarding the system.

7. The trainings shall be given at Party A’s system site and the Party B’s development and simulated operation site.

8. During the course of cooperation between the Parties, Party B shall provide Party A with the guidance to the operation and maintenance of the module after the first module is put into operation. The aforesaid guidance shall include:

(1) Testing and data statistics relating to the routine operation of the modules;

(2) Testing and data statistics relating to the routine operation of the system;

(3) Routine trainings for Party A’s persons responsible for system maintenance;

(4) Cooperation with Party A’s persons responsible for system maintenance, summarize the characteristics of operation of the modules, making discussion and improvement;

(5) Promptly solving any failure in the modules and system maintained by Party B, and promptly giving a notice to Party A’s persons responsible for system maintenance.

9. Party B shall provide consulting service Party A only during the course of development and operation of the system.

10. With respect to any question raised by Party A, Party B shall answer the question on the same day; if Party B has to answer it on the next day, it shall give a statement to Party A in advance.

Article 7 Allocation of Risks

1. During the development of the target technology, if there is any technical difficulty cannot be overcome under the current technical ability and conditions and such difficulty causes the failure of the Project or any part thereof, all losses resulting therefrom shall be borne by Party B.

2. If the target technology to be developed hereunder has been publicized by others during the course of project development, which causes the performance of this Contract meaningless, either Party may terminate this Contract. If Party B has incurred costs from the performance of this Contract, the costs shall be solely borne by Party B.

Article 8 Price, Compensation and Terms of Payment

1. The total Contract Price is RMB 9.5 million only. The contract price shall be paid in installments:

Within 30 days upon the execution of this Contract, Party A shall pay the first installment of the compensation in sum of RMB 2.5 million to Party B; within 180 days upon execution of this Contract, Party A shall pay the second installment of the compensation in sum of RMB 3.5 million to Party B; after the whole system is delivered and accepted, Party A shall pay the remaining compensation in sum of RMB 3.5 million to Party B.

2. The compensation shall be paid to Party B by check, bank remittance or any other form in accordance with this

Contract.

Article 9 Ownership of Technology

This Project will be completed by Party B for the benefits of Party A as a work-for-hire, and the ownership of the target technology shall be belong to Party A.

Article 10 Technical Information and Confidentiality

1. Each Party shall keep confidentiality of all technical information and materials given by the other Party.

2. The technical deliverables developed hereunder shall be exclusively and solely owned by Party A, and Party B may not use or transfer such technical deliverables, unless Party B uses such technical deliverables to carry out new R&D development projects.

3. After the delivery and cutover of the whole system, Party B must immediately deliver to Party A all confidential information (including the copies and extracts thereof) relating to the system, and may not claim any compensation against Party A.

4. The Confidential Information defined above shall not include:

(1) Information has been known by the public;

(2) Information received by a Party from any third party not subject to the confidentiality obligation;

(3) Information independently developed by Party B without access to the Confidential Information; or

(4) Information must be disclosed as required by any judicial or government authority who has the statutory power to receive such information.

5. Party B must comply with the confidentiality obligation stipulated herein during the term of this Contract and within three years after the termination of this Contract. If Party B provides, discloses, sells, leases, transfers, sublicenses, re-licenses or otherwise makes available of any confidential information to others in violation of this Article 10, Party A may claim damages and losses against Party B.

Article 11 Liabilities for Breach of Contract

1. Party A’s Liabilities for Breach of Contract

(1) Party A fails to provide the agreed technical materials, original data or assistance for more than 15 days after the deadline, Party B may terminate this Contract. In that case, Party A shall reimburse Party B of all costs and expenses incurred from the performance of this Contract.

(2) There is a material defect in the technical materials, original data and assistance provided by Party A, which causes suspension, delay or failure in the development of the Project, Party A shall be fully liable for such suspension, delay or failure. However, if Party B becomes aware that there is certain defect in the materials and data provided by Party A, but it fails to notify Party A for correction or supplementation, Party B shall be subject to the liability accordingly.

(3) If Party A refuses or delays to accept the deliverables without any justifiable cause, which causes such deliverables are lawfully acquired by any third party or the practical value of such deliverables is lost in its novelty, or such deliverables are damaged or lost by accident, Party A shall be liable for such damage or loss.

(4) If Party A fails to provide effective cooperation or conduct acceptance on time according to Party B’s requirements, Party B’s performance of its obligations regarding delivery and subsequent development plan shall be postponed accordingly. If Party A fails to do so for more than 20 days, Party B may terminate this Contract. Party A shall reimburse all costs and expenses incurred by Party B for performance of this Contract, and pay to Party B the liquidated damages at 5‰ of the costs and expenses incurred by Party B.

(5) If Party A terminates this Contract due to its own reason before any module is delivered, it shall reimburse Party B of all costs and expenses incurred from the performance of this Contract, and pay to Party B the liquidated damages at 5‰ of all costs and expenses.

(6) If Party A terminates this Contract due to its own reason after any module is delivered, Party A shall reimburse Party B of all costs and expenses incurred from the performance of this Contract and indemnify Party B against all losses and damages resulting therefrom.

2. Liabilities of Party B for Breach of Contract

(1) Within 15 business days upon effectiveness of this Contract, Party B shall deploy the human resources and environment required for development of the system. If Party B fails to do so within the agreed time period, which causes any suspension or delay in the development or delivery of the system, Party B shall indemnify Party A against all losses and damages resulting therefrom.

(2) If Party B fails to develop the system according to the schedule stipulated herein, Party A may demand Party B to carry out development work and take remedies immediately. If Party B fails to do so for more than 15 days, Party A may terminate this Contract and all costs and expenses incurred from the performance of this Contract shall be borne by Party B. Additionally, Party B shall pay to Party A the liquidated damages (the amount of which shall be determined by the Parties).

(3) If Party B fails to deliver any module within the time period stipulated herein, it shall indemnify Party A against all losses and damages resulting therefrom; if Party B still fails to do so within 15 days after the due date, Party A may terminate this Contract and Party B shall pay to Party A the liquidated damages (the amount of which shall be determined by the Parties).

(4) If the modules and system delivered by Party B fails to meet the intended function or technical specification due to its own reason, Party A may demand Party B to make supplementation or correction, and Party B shall indemnify Party A against all damages and losses resulting therefrom. If Party B fails to make supplementation or correction within 15 days, or it still fails to meet the intended function or technical specification after supplementation or correction, Party A may terminate this Contract, and Party B shall indemnify Party A against all losses and damages resulting therefrom.

(5) If Party B becomes aware of any technical difficulty can not be overcome during the term of this Contract, which may cause failure in the Project or any part thereof, it shall promptly give a notice to Party A and take appropriate actions to reduce losses. If Party B fails to promptly give a notice to Party A, Party B shall be liable for all losses and damages directly caused by such failure.

(6) If Party B terminates this Contract unilaterally, it shall indemnify Party A against all losses and damages resulting therefrom.

Article 12 Intellectual Property Rights

1. Party B hereby warrants that the development of the system and use of the system by Party A in accordance with this Contract will not infringe any intellectual property of any third party, and will not infringe any other legal rights of any third party.

2. If any third party initiates a claim against Party A due to Party A’s use of the system hereunder, alleging Party A infringes the intellectual property right, trade secret or any other lawful right of the third party, Party B shall at its own costs settle the claim, but Party A shall provide necessary assistance to Party B in settlement of the claim.

3. If it is the opinion of Party B that the system itself or its use will infringe or has infringed any copyright, trade secret or patent of any third party, Party B may at its own discretion take sufficient and necessary actions, so that Party A may continue to use the system or its replacement or its modified software. When Party A uses the replaced or modified software, Party B shall warrant that the function thereof is equivalent to that of the original system and it will not infringe any right of any third party.

Article 13 Dispute Settlement

1. This Contract is governed by the Contract Law of the People’s Republic of China, the Regulations of the People’s Republic of China Regarding Protection of Computer Software and other relevant laws and regulations.

2. Any dispute arising from the performance or interpretation of this Contract or in connection with this Contract shall be first settled by both Parties through friendly negotiation or mediation. If no settlement can be reached through negotiation or mediation, the dispute shall be settled through the following means:

(1) Submit the dispute to Beijing Arbitration Commission for arbitration;

(2) The arbitral award shall be final and binding upon both parties;

(3) Unless it is otherwise specified in the arbitral award, the arbitration costs shall be borne by the losing party.

3. Both Parties shall continue to perform this Contract other than the parts involved in the mediation or arbitration.

Article 14 Force Majeure

1. If either party fails to perform its obligations hereunder during the term of this Contract due to any force majeure, such as war, floods, fire, typhoon, earthquake or any other event agreed by both Parties as force majeure, the term of this Contract shall be extended equal to the duration of such event.

2. The influenced party shall give a written notice to the other Party within 5 days upon occurrence of the event, and provide the other Party with a written certificate of such event issued by the relevant authority within 15 days.

3. If any event of force majeure persists more than 120 days, both Parties shall amicably negotiate to settle the issue regarding the continued performance of this Contract within 15 days after the end of such event. If the Parties can not reach an agreement within the aforesaid period, this Contract shall be terminated automatically.

Article 15 Effectiveness, Term, Termination and Others

1. Effectiveness

(1) This Contract shall be made and executed in four counterparts, two for each party. This Contract shall become effective as of being duly signed and sealed by the Parties.

(2) This Contract shall become effective as of the effective date. This Contract shall supersede all prior oral or written contracts and undertakings between both Parties regarding the subject matter hereof.

2. Term

(1) The term of this Contract shall be four (4) years, as from the date when this Contract is duly executed by both Parties.

(2) If the name, organizational form, business nature, business scope, registered capital or investor of either Party is changed during the term of this Contract, both Parties shall continue to perform or procure its successor to perform all obligations hereunder.

3. Termination

If either Party intends to terminate this Agreement, both Parties may enter into a supplementary agreement regarding the termination of this Contract through friendly negotiation. This Contract shall be terminated when it is confirmed by both Parties in written forms.

4. Others

(1) Upon expiration of this Contract, both Parties shall continue exercising the rights and performing the obligations remaining thereafter, which will not be affected by the expiration of this Contract. The debtor shall continue to discharge its debt owing to the creditor.

(2) Any change to the provisions and appendices of the Contract shall be made in a written agreement duly executed by the authorized representatives of both Parties through friendly negotiation.

Article 16 Definitions

1. “Technical Materials” shall mean any and all information, data, software, emails, faxes, communications, documents, drawings, forms, images and other materials relating to the customized software and customized technology.

2. “Confidential Information” shall mean this Contract and all appendices and supplementations hereto, and all software, software directories, documents, information, data, drawings, benchmark tests, technical specifications and trade secrets, and other information exclusively owed by each Party, provided to the other Party and expressly marked as “confidential”, including all items specified as “confidential” in any other contracts entered into by both Parties before or after the date of this Contract.

Article 17 Miscellaneous

This Contract has four appendices and all these appendices shall have the same legal effect as this Contract.

The appendices attached to this Contract include:

Appendix 1: Development Proposal of Cyber Digital Product Operation Supporting Platform System

Appendix 2: Confirmation for Acceptance of Cyber Digital Product Operation Supporting Platform System

Appendix 3: Development Plan of Cyber Digital Product Operation Supporting Platform System

Appendix 4: Confidentiality Agreement for Cyber Digital Product Operation Supporting Platform System

This Contract shall become effective as of being duly signed and sealed by both Parties.

Party A:

Legal Representative or Authorized Representative:

/s/ Xiangdong Qi

Party B:

Legal Representative or Authorized Representative:

/s/ Dewei Zhou

Appendix 1

Cyber Digital Product Operation Platform Supporting System

Development Proposal

Qizhi Software (Beijing) Co., Ltd.

[Confidential]

Table of Contents

Chapter 1System Development Overview	4

1.1 Introduction	4
1.1.1 Project Name	4
1.1.2 Demands Analysis	4

1.2 Task Overview	4

1.2.1 System Objective	4
1.2.2 Target User	4
1.2.3 Running Environment	4

1.3 Development Principles	5

1.3.1 Advance	5
1.3.2 High Efficiency	5
1.3.4 Scalability	6
1.3.5 Security	6
1.3.6 Regularity	6
1.3.7 Compatibility	7

1.4 Development Features	7

1.4.1 Technical Basis of the Platform	7
1.4.2 High-performance Data Access	7
1.4.3 Fast and Flexible Cache System	8
1.4.4 Interaction Mechanism for Secure Data	8
1.4.5 Flexible Configuration and High Scalability for Service Function	9
1.4.6 Featuring Functions Overview	9

1.5 Development Methods	10

Chapter 2 System Function Development	10

2.1 System Structure	10
2.1.1 System Logic Structure	10
2.1.2 System Structure Chart	10

2.2 Product Sales Sub-system	11

2.2.1 Description	11
2.2.2 Core interaction Logic	11
2.2.3 Key Design Points	12

2.3 Business Management Sub-system	12

2.3.1 Description	12
2.3.2 Core Interaction Logic	12
2.3.3 Key Design Points	12

2.4 Customer Service Management Sub-system	12

2.4.1 Description	12
2.4.2 Core Interaction Logic	12
2.4.3 Key Design Points	13

2.5 Development of Product Sales Module	13

2.5.1 Interface Authentication Module	13
2.5.2 Business Scheduling Module	13
2.5.3 Business Management Module	13

2.5.5 Unified Billing Management Module	14
2.5.6 Data Storage Module	14
2.5.7 Log Management Module	14

2.6 Development of business management module	15

2.6.1 Product management module	15
2.6.2 Module of order management	15
2.6.3 Module of Data Analysis	15
2.6.4 Module of Financial Information	15
2.6.5 Module of Cooperative Promotion	16

2.7 Development of Customer Service Management Module	16

2.7.1 Module of System Setting	16
2.7.2 Module of Work order Management	16
2.7.3 Module of Order Inquiry	17
2.7.4 Module of Statistical Analysis	17
2.7.5 Customer Service Report	17
2.7.6 FAQ	17

Chapter 3 Project Management and Execution Program	18

3.1 Method of Project Management	18

3.1.1 Project Organization	18
3.1.2 Expense Control Method	21
3.1.3 Quality Assurance System	21
3.1.4 Time Control Method	21
3.1.5 Project Risk Management	21
3.1.6 Project Communication Management	22
3.1.7 Human Resource Management of the Project	22

Chapter 4 Service and Training	23

4.1 Service	23

4.2 Silver Service Plan	24

4.2.1 Hotline Support Service (7*24hrs)	24
4.2.2Remote Dial-in Analysis	24
4.2.3 Field Support Service (7*24 hrs)	24
4.2.4 Priority Level and Response Speed	24
4.2.5Regular Visit	25
4.3Training Content	25

Chapter 1 System Development Overview

1.1 Introduction

1.1.1 Project Name

Cyber digital product operation supporting platform system

1.1.2 Demands Analysis

Based on market survey, only by purchasing a serial number of computer application software rather than the whole product, you can normally use the product. Most serial numbers are composed of letters and numbers. Thus these digitized product transactions can be immediately done through the Internet. The biggest difference between this digitized product transaction operation mode and traditional online E-commerce transaction lies in that no offline logistics and delivery are needed and transaction cost and time are greatly reduced with fast, convenient and usable right after purchase.

Qihoo is an Internet company with more than 100 million users. It’s oriented to provide Internet users with digitized product transaction and to satisfy Internet users’ needs for digitized product for immediate use. However, lacking the support of professional sales management platform, Qihoo now entrusts Qizhi Software LTD to conduct the R&D of this platform.

1.2 Task Overview

1.2.1 System Objective

•                      To provide complete and secure sales platform to realize online sales

•                      To provide cooperative promotion partner management platform

•                      To realize unified third party payment management platform

•                      To realize sales customer service management platform

1.2.2 Target User

Apply to all Internet users, cooperative promotion partners, operation staff

1.2.3 Running Environment

•                      Server system platform

FreeBSD 6.1 and higher version

Apache 2.0 and higher version

PHP 5.2 and higher version

mysql 5.0 and higher version

•                      Client

ie, firefox and other browsers

1.3 Development Principles

With years of development experience and long term tracking of international advanced application technology, based on standardized, scientific and practical development ideas and in accordance with user’s requirement for overall performance and functions, the followings principles shall be adopted when constructing this supporting system:

1.3.1 Advance

This project shall use LAMP technology combination. As de facto standard for Web server, LAMP has replaced Java and .Net as the leader in commercial software development. The compatibility of these open source components continues to improve, and the “gold combination” has become more and more popular. Each component of LAMP is Free or Open Source Software. The era of paying for “professional” commercial software for enterprise and individual developers is end, and this free and open source approaches have huge attraction to users throughout the world. The feature of open source also allows enterprises and developers to freely modify source programs for their own use, and thus improves the flexibility that absents in proprietary software or commercial software and maximizes the project’s deriviative.

1.3.2 High Efficiency

The business access shall use high performance distribution cache Memcached technology which can significantly reduce database load with better resource distribution and faster access. With Memcached Server and Clients working together, trans-server distributional overall cache can be realized. It can also work with Web Server which has higher requirements for CUP with lower for memory., while Memcached Server has lower requirements for CUP but lower  for memory. So they can be collaboratively used.

With a rapid speed by using libevent, it can handle as many opened links (using epoll instead of poll) as possible. Using non-blocking network IO, objects can be hashed through distribution to different servers. And query complexity is 0(1).

The platform uses PHP performance accelerator-eAccelerator which can optimize your PHP code execution speed, reduce load and raise PHP application execution speed by as more as 10 times.

1.3.3 Reliability

Definition of service quality reliability by level

Service level	User type	Number of user	Stability requirement	Notes

Key service	Internet users	Over 10000	7*24 service, annual availability 99.9%

Important service	Internet users	Over 10000	7*24 service, annual availability 99.9%	Service interruption will reduce level of key service

Supporting service	Internal users and cooperation partner users	Below 100	7*24 service, annual availability 99.9%	Service interruption will affect company’s internal daily work

Mysql database uses master-slave mode. When master database fails, it can switch business to slave database within 2 minutes to guarantee system stability.

1.3.4 Scalability

The system is designed to use MVC three layers mode that is open, standardized and adaptable. With the expansion of business volume or increase of business types, we only need to add relevant packable component modules, which have huge scalability to satisfy development of new business. The software shall support hardware system performance upgrade and number expansion.

1.3.5 Security

The project protects the availability of network service, focuses on resolution of network security problems, formulates security strategy for secure network access, determines such security strategies as security level for each firewall, user access control, network data encryption and decryption and user authentication of customer service system. All server hosts shall be placed behind firewalls to prevent attacks from illegal network users.

It focuses on resolution of data security problems and formulate comprehensive data backup and recovery strategy with strong operability and security. Relevant business access logs shall be kept.

1.3.6 Regularity

RUP is a kind of iterative, framework-centered and case-driven software development method. It clearly defines people’s responsibilities and how and when to complete all tasks. It also defines the structure of software development life cycle and the relation between milestone and decision. The guidelines are as follows:

•     Resolve major risks continuously and as early as possible

•     Ensure to satisfy users’ needs

•     Focus attention on executable software

•     Adapt to changes in the project as early as possible

•     Determine an executable framework at early stage

•     Use components to build system

•     Build a highly efficient development team

•     Always attach importance to quality

1.3.7 Compatibility

The system uses PHP script for development which has both good cross-platform ability and compatibility. In database access technology we use XML to separate. All SQL statements are defined by XML, thus there is no need to program database access statements in the application,. As a result, the application has nothing to do with backstage database. When database products change, only SQL defined XML file is needed to be initialized.

1.4 Development Features

1.4.1 Technical Basis of the Platform

Using open source PHP’s latest framework technology, this platform takes advantage of existing mature ACL mechanism, fast and flexible templates and in-built security mechanism to provide effective guarantee for rapid response to user’s purchase and secure transaction mechanism.

This platform selectively absorbs international advanced technology. After fully understanding the core technology, it takes in and integrates the essence with local application, avoiding simply copying or blind use.

Our features are formed through many times of actual adjustment: reasonably adopts advanced technology, minimize user’s purchase cost, reduce risks of self development by using mature technology and make the system more stable and reliable. In real-time technology we have reached most advanced international level by using TIBCO information bus technology.

1.4.2 High-performance Data Access

For data storage we use Berkeley DB, an open source embedded database library developed by American Sleepycat Software Company. It provides application programs with scalable, high-performance data management service with service protection function. Berkeley DB provides data access and management with a set of concise function call API interface. As a classical C-library mode toolkit, it also provides programmers with abundant function sets and industry-level database design service. The main features are as follows:

Embedded: it directly links to the application program and runs in the same address space as the program. So the database requires no communication between processes whether it is among different computers on the network or different processes of the same computer.

Portable: it can run in almost all UNIX and Linux systems and variant systems, Windows operation systems and multiple embedded real-time operation systems. It supports 32-bit and 64-bit systems and has been widely used in many high-end Internet servers, desktops, palm computers, set-top boxes, network switches and other application fields. Once Berkeley DB is linked to application program, end users usually won’t feel the existence of a database.

Scalable: this has been shown in many aspects. Though database library is very concise (less than 300kb of text space), the database scale it manages can reach to 256TB. It supports high concurrency, so thousands of users can operate the same database at the same time. Berkeley DB can be run in strictly limited embedded system with small enough space occupation. It also can be run in high-end server only consuming several TB memory and disk space.

Berkeley DB performs better than relational database and object-oriented database in embedded application for two reasons as follows:

(1) Database application library and application program run in the same address space, thus database operation does not require communication between processes. Costs for communication between different processes of the same computer or between different computers in the network are much higher than those for function call.

(2) Berkeley DB uses one group of API interfaces for all operations, thus there is no need to resolve certain query language or generate implementation plan, which greatly raises running efficiency.

1.4.3 Fast and Flexible Cache System

Through Memcached’s high-performance distributional memory object cache system, frequent data can be stored in memory in application dynamically to effectively speed up access and reduce database load.

By maintaining an unified huge hash form in memory, Memcached can be used to store many formats of data, including images, videos, files and database search results.

Memcached balances any amount of opened links through libevent. It uses non-blocking network I/O to realize reference counting for internal object (so objects can be in multiple states for various clients), and uses own page allocator and hash form so that virtual memory won’t produce segments and the complexity of time allocated by virtual memory can be ensured to be 0.

By using Memcached, the system introduces information of popular transaction product, user’ basic and sessions into memory to accelerate the system’s response speed improve efficiency and user experience.

1.4.4 Interaction Mechanism for Secure Data

The Web service provided by the system for external transaction interface uses Https protocol for communication, and uses SSL encryption to guarantee data confidentiality. Digital signature and encryption technology are used in transaction data and account files, thus further guarantee data confidentiality, integrity and non-repudiation and avoid data counterfeiting and tampering.

HTTPS is security-oriented HTTP channel. Simply put, it’s a secure version of HTTP, i.e. SSL layer is added in HTTP, which forms the security basis of HTTPS.

Located between TCP/IP protocol and various application layer protocols, SSL protocol provides data communication with security support. SSL protocol consists of two layers: SSL Record Protocol: it is built on reliable transmission protocol (like TCP) and provides high-level protocols with data packaging, compression, encryption and other basic functions support. SSL Handshake Protocol: it is built on SSL Record Protocol and used for both communication sides to authenticate identity, consult encryption algorithm and exchange encrypted keys before real data transmission.

The main services provided by SSL protocol include:

1) User and server authentication to ensure that data is transmitted to correct client and server;

2) Encrypt data to prevent data interception in halfway;

3) Maintain data integrity to ensure data won’t be changed during transmission.

1.4.5 Flexible Configuration and High Scalability for Service Function

The generation of all function pages on software platform is controlled by a service function placer hidden in page head file. So all function columns seen in browser are dynamic and changeable, and the name, content and location of the columns can all be adjusted and controlled via backstage management interface. The service column placer is a mechanism combining “exhibit” and “panel”. The “exhibit” is each function column and the “panel” is art engineer development page. The function placer makes the network interface maintenance extremely easy.

In addition, we’ve also introduced what we call “navigating sand table” technology. As a navigating mechanism hidden in page head, the “navigating sand table” is not only related to current user’s identity but controlled by website or content provider as if product exhibition in a shop and counter layout are controlled by the store owner.

In short, we can provide this software service system with mechanism with flexible service configuration so that it can calmly face market change and adjust and expand service at any time during long term operation in the future.

1.4.6 Featuring Functions Overview

1.4.6.1 Data Exploration Function (FAQ)

In the development of this system, we’ve adopted data exploration function for information base and user profile base to improve service quality and enhance automatic progress of business ;on the one hand,  by automatic analysis of customer property through the system, the function can explore regular consumption pattern from customer base and recommend the same type of services to their correspondent customers; on the other hand, the function explores the regular pattern of individual customer and recommend other consumption services to the individual customers based on the same type of customer consumption situation, as a result, customer consumption accuracy and increment greatly and significantly reduces marketing and promotion costs.

1.4.6.2 Cross-platform

Exclusive cross-platform development to satisfy business development demand, which specifies in the following two aspects:

1. Multiple platform alternatives for follow-up program development

2. Alternative for business function module operation platform

1.4.6.3 New Business Expansion Function

This system adopts the development theory of the same type of  rule formula expression in structured development and indicates major content update likely to be brought by business development with relevant type library. By using type library plus explanation actuator can reduce the system modification work brought by key stage upgrading to the greatest extent.

1.4.6.4 Large Capacity and High Load Function

This system uses large database combined with multi-level management and index to reduce business bearing of single system unit to the greatest extent. It also uses modular development and allocates different business into different business modules to distribute loads, and uses same type public interface for data communication to minimize modification workload during system upgrade.

1.4.6.5 Strong Guarantee of Project Progress

We have conducted demand investigation and careful development for nearly 3 months. After proper adjustment based on needs, we can ensure the system will be implemented within planned time.

In detailed development we use ROSE tool for business interface development.

Please see Chapter Two for type and interface.

1.5 Development Methods

In this information software project we adopt incremental development mode.

In China the waterfall development model is generally adopted. When system design is completed, the development task will be divided into several modules to be developed separately by different programmers. All modules will be performed jointly debugging and assembly after completion. However, this development model exists huge risk in terms of jointly debugging which usually causes huge amount of rework or cannot find the cause of bugs, leaving project period uncontrollable. The incremental development model we adopt is the very development model that is currently adopted by many famous international software companies (such as Microsoft). While the modules are divided, short-term interim plans shall be prepared. The jointly debugging is performed once the core source codes of each module are completed and testing staff begin to take over the testing task and keep synchronization of development and testing. As fast as one version per week can be released and zero bug versions can also be interim released. The whole software project shall incrementally grow. A stable version shall be available once reaching certain project period, and the internal core is very strong, which reduces development risks.

Chapter 2 System Function Development

2.1 System Structure

2.1.1 System Logic Structure

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2.1.2 System Structure Chart

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System Description

The whole system consists of three sub-systems: product sales sub-system, business management sub-system and customer service management sub-system.

a) Product sales sub-system

i) Interface authentication module

ii) Business scheduling module

iii) Business management module

iv) Product management module

v) Unified billing management module

vi) Data storage module

vii) System monitoring module

viii) Log management module

b) Business management sub-system

i) Product management module

ii) Order management module

iii) Data analysis module

iv) Financial information module

v) Cooperative promotion module

vi) Account management module

c) Customer service management sub-system

i) System configuration module

ii) Work order management module

iii) Order query module

iv) Statistics analysis module

v) Complaint recording module

vi) Customer service report module

vii) FAQ

viii) Personal configuration

2.2 Product Sales Sub-system

2.2.1 Description

•                      Provide different business processes to satisfy the needs of all marketing activities

•                      Provide unified product payment entrance to satisfy all kinds of payment methods such as mobile phone and bank card.

•                      Provide delivery management for digitized product including delivery, sold products updating, expiry of using time, refund and obsolete products.

•                      Provide improved payment methods including mobile phone payment, credit card, debit card and Shenzhouxing.

2.2.2 Core interaction Logic

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2.2.3 Key Design Points

•                      Separation of business logic and product access

•                      Third party payment interaction with independent module, easy to expand and go offline

•                      Entrance security authentication with independent private key encryption authentication and independent IP request limitation

•                      Sales data is put into BDB after encryption. BDB’s hash algorithm will be used to obtain sales data. The algorithm used in BDB is extended linear hashing which can be appropriately adjusted according to the increase of hash form.

2.3 Business Management Sub-system

2.3.1 Description

•                      Provide cooperation partners with product management including product adding and updating

•                      Provide cooperation partners with sales data analysis including detailed sales breakdown, sales volume and data comparison.

•                      Provide cooperation partners with financial data analysis and comparison

2.3.2 Core Interaction Logic

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2.3.3 Key Design Points

•                      Large amount of data summary and analysis. Reasonable designing of data structure and optimizing of data query.

•                      Plant design model shall be used for business handling type and inheriting of basic type

•                      All function modules are independent with clear type interface and functions

2.4 Customer Service Management Sub-system

2.4.1 Description

•                      Provide cooperation partners with work order processing workflow. Question submitting and checking of work order processing procedure.

•                      Provide the function for customer center to gather and resolve problems in sales

•                      Provide function of multiple authorization for multiple user

•                      Provide problem categorization and analysis

2.4.2 Core Interaction Logic

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2.4.3 Key Design Points

•                      Resolve multiple authorization for multiple users by grouping the same type of users and defining each group as same type of roles and giving each role different authorities

•                      Design workflows to allocate work orders to groups that can handle them and wait for work orders to be processed and completed

•                      The system can automatically categorize the same type of problems based on certain rules

2.5 Development of Product Sales Module

2.5.1 Interface Authentication Module

2.5.1.1 Function Description

The interface authentication module verifies requests from different sources for security and legality. When users place orders on the shopping mall or cooperation partners’ product exhibition pages, the system will verifies their IPs, number of requests, sent data and encrypted data according to the initial requests. If the requests are legal, the system will allow them to enter next processes; if not, further access will be prohibited.

2.5.1.2 Flow Chart

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2.5.2 Business Scheduling Module

2.5.2.1 Function Description

Business scheduling module controls the whole process logic scheduling and supports single entrance scheduling. Based on different business requests, it will retrieve different business templates and corresponding product stock-out, then retrieve correspondent third party payment channel through unified payment interface according to the payments that users select.

2.5.2.2 Flow Chart

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2.5.3 Business Management Module

2.5.3.1 Function Description

Business management module is responsible for all business logic realization, such as new product promotion and giveaway activities. Formed by components, this module is featured with easy scalability, flexible addition and deletion

2.5.3.2 Flow Chart

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2.5.4 Product Management Module

2.5.4.1 Function Description

Product management module is responsible to manage storage of all products, including product stock-in, retrieval, update and inventory details. This module is only responsible for product scheduling other than analyzing or processing external user’s scheduling behavior. This makes the function more clear.

2.5.4.2 Flow Chart

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2.5.5 Unified Billing Management Module

2.5.5.1 Function Description

As one of the core modules of the transaction platform, this module is responsible for interface contacting with all third party payment platforms and guaranteeing the security, correctness and uniqueness of billing.

This module performs in the following processes: first, swap the proper communication protocol according to the payment that user chooses, and send billing requests to the third party payment platform; after receiving the request, the third party payment platform deals with the request and inform the requester of the processing result; the requester responds according to the results that’s received.

2.5.5.2 Flow Chart

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2.5.6 Data Storage Module

2.5.6.1 Function Description

Domain storage includes consumption information storage, user profile storage and system data storage. In terms of consumption information storage, it supports the high efficient storage for multi-media files such as documents, files, pictures, audio and flash, with multi-layer index and cache mechanism, the information retrieval time has been greatly shortened, the function of inter information manual and automatic association enables the dynamic adjustment for statistics of customer’s consumption association degree.  In terms of user profile storage, it guarantees the third-level inventory model and automatic soft-backup function. In terms of system data storage;

2.5.6.2 Flow Chart

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2.5.7 Log Management Module

2.5.7.1 Function Description

This module provides complete information sending and receiving log record function.

The module’s processing speed and efficiency should meet system peak value requirement and can provide the log record function of sending 10 million SMS per day and 500 SMS per hour at the peak value. There should be enough reservation for storage space. All data should be kept at least 6 months. This module should support log distributional function by area and time. Multiple log keeping ways should be supported to satisfy different query methods. It should be convenient to export logs in order to convert log keeping ways. The index should be improved to conveniently query records.

2.5.7.2 Flow Chart

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2.6 Development of business management module

2.6.1 Product management module

2.6.1.1 Function description

The product management module consists of product launch, product list and product inventory. This module enables you to launch new products, stop the sale of products at any time and check the stocks, greatly facilitating the normal managerial staff to know the current status of all products.

2.6.1.2 Structure diagram

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2.6.2 Module of order management

2.6.2.1 Functional description

The module of order management consists of template of order inquiry, sales statistics, and message reply. With this module, you can conveniently confirm the status, i.e. pending order, completed order or refunded order, of a specific order through query and count the sales status of a specific period, which shall help the operational staff to know the sales situation of the product in question.

2.6.2.2 Structural diagram

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2.6.3 Module of Data Analysis

2.6.3.1 Functional description

Module of data analysis consists of traffic statistics, sales comparison, comparison over the same period, sales mix. Through graphics and tables, data change of sales and traffic of marketing page is intuitively represented, facilitating operational staff to apply different strategy according to data comparison.

2.6.3.2 Structural diagram

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2.6.4 Module of Financial Information

2.6.4.1 Functional Description

Module of financial information consists of monthly statement, account details and account statement. With information in this module, partners are able to know their profit, settle accounts and prepare report form, facilitating financial staff to analyze profit of product sales.

2.6.4.2 Structural diagram

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2.6.5 Module of Cooperative Promotion

2.6.5.1 Functional Description

Module of cooperative promotion consists of cooperative code promotion, product recommendation and promotion plan. This module enables you to carry out cooperative product promotion, facilitating partners to learn the newest cooperative product at any time, and to fully exploit resource to achieve jointly promotion and mutual benefits.

2.6.5.2 Structural diagram

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2.7 Development of Customer Service Management Module

2.7.1 Module of System Setting

2.7.1.1 Functional Description

This module consists of setup of department, and user department, setting of user authorization and system authorization.  Because the large amount of customer service staff and the fact that different teams are responsible for the different modules, therefore, this module is applied to authorization settings, through which different staff has different authorization depending on his role.

2.7.1.2 Structural Diagram

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2.7.2 Module of Work order Management

2.7.2.1 Functional Description

This module, designed on the basis of workflow, consisting of work order creation, work order list, work order inquiry and work order statistics. Since user’s problems may require different departments’ cooperation and joint efforts, user consultation is processed as a work order.

2.7.2.2 Structural Diagram

2.7.3 Module of Order Inquiry

2.7.3.1 Function Description

This module consists of order inquiry, product redistribution and product redistribution. With this module, customer service staff is able to inquire related information about user’s purchase information, facilitating them to answer questions.

2.7.3.2 Structural Diagram

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2.7.4 Module of Statistical Analysis

2.7.4.1 Functional Description

This module consists of consulting amount statistics of consulting amount and comparison of consulting amount and comparison over the same period. According to selected statistics, result can be represented by different ways, for example through like figure, pie chart, etc., facilitating to reflect problem in time.

2.7.4.2 Structural Diagram

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2.7.5 Customer Service Report

2.7.5.1 Functional Description

This module consists of daily report, weekly report, monthly report and data download. According to the different demands, result is represented in form of report, facilitating download and analysis.

2.7.5.2 Structural Diagram

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2.7.6 FAQ

2.7.6.1 Functional Description

Through summarizing, classifying and listing the frequently asked questions (FAQ), this module can be added,

modified and deleted and classified by different product categories.

Chapter 3 Project Management and Execution Program

3.1 Method of Project Management

Project scope Management: ensure the completion of the project without any deviation that may result in the waste of sources.

Project initiation: the project is officially begun.

Scope guidance: make a scope specification which forms the cornerstone of future project decision.

Scope definition: divide deliverables of the project to be small parts, which is easier to be managed.

Scope confirmation: scope of the project is officially accepted

Control of scope change: control change of the project scope

Project management consists of the following parts:

Project process

Process group

Interaction among processes

Interaction among customization processes

Project Comprehensive Management

Project comprehensive management includes the processes required to ensure coordination among all the elements of the project, connecting with how to achieve balance between competitive target with solution to meet or even beyond the requirements and expectations of stakeholders of the project. Here we focused on the process, tool and technique used to manage interaction of project processes. For example, when cost estimate is carried out in a plan, or risk associated with member change required to be identified, the project comprehensive management comes in handy. In order to ensure the success of the project, project comprehensive management shall be also applied in many other fields.

3.1.1 Project Organization

3.1.1.1 Project Leading Team

(1) Personnel composition:

Zhang Wei, technical director of Qizhi (Beijing) software Co., Ltd.

Yang Zuoyuan serves as the team leader. .

(2) Responsibility:

Review and approve overall plan and implementation plan of the project.

Be responsible for making vital decision during implementation of the project.

Execute macro control according to progress, quality, technology, resource and risk.

Be responsible for assembling acceptance team and holding the acceptance.

Coordinate relations of all parts that are associated with the project.

3.1.1.2 Project Execution Team

(1) Personnel composition:

Zhang Wei, project chief of sales supporting system for cyber digital product, serves as leader of the team.

Team leaders of project development team, file management team, quality control team, project experts are involved in.

(2) Responsibility:

Make working plan according to project progress and work requirement, monitor the implementation and control progress.

Coordinate the cooperation of personnel of different project teams and resource allocation.

Propose and determine the overall need of the business, complete system analysis and overall system development.

Be responsible for setting standard of periodical acceptance and final acceptance, and submitting it to leading group for approval.

3.1.1.3 Project Development Team

(1) Personnel composition:

Developer from Qizhi software (Beijing) Co., Ltd., Yang Zuoyuan serves as leader of the team, while Li Yanfeng serves as the deputy leader.

(2) Responsibility:

Be responsible for the overall development, code development, interface development, system jointy debugging. .

Organize technical training for users, including filed training and teaching. etc.

3.1.1.4 Document Management Team

(1) Personnel composition:

managerial staff from the two parts, who are familiar with engineering.

Secretaries from the two parts

Technical staff with management experience from Qihoo serves as the team leader while personnel from Qizhi software (Beijing) Co., Ltd. serves as the deputy leader.

(2) Responsibility:

Make plan of configuration management for the project.

Implement configuration management according to the project plan, identify and track the configuration. Make every change of the project in control and ensure all the teams to get the newest material about progress of the project in time.

Resource management: human resource allocation and purchase, allocation and use of tools required by the engineering.

Document Management: collect and compile documents of different types according to their generating data. Control document format, create document list, and manage document version and lending and handover with user as well.

3.1.1.5 Quality Control Team

(1) Personnel composition:

Personnel, who have management experience and are familiar with ISO9000 management standard.

Technical director of Qizhi software (Beijing) Co., Ltd. and personnel with project management experience from Qihoo Technilogy

(2) Responsibility:

Monitor quality management during the project.

Assist project execution team to carry out periodic evaluation on project.

Supervise the correction of identified potential quality problem.

Report to execution team regularly about the work monitoring, pointing out the existing problem and proposing solution.

3.1.1.6 Acceptance Team

(1) Personnel composition:

Be temporarily composed by project leading team before the periodic acceptance or final acceptance.

Acceptance team consists of personnel from Qihoo Technology, Qizhi software (Beijing) Co., Ltd. and expert from the third party.

Project leader form Qihoo Technology serves as leader of the team, while Qizhi software (Beijing) Co., Ltd. serves as the deputy leader.

(2) Responsibility:

Carry out acceptance in accordance with the acceptance standard set by project execution team.

Carry out periodic acceptance of project.

Generate acceptance report, and then submit the report to leading team for approval.

3.1.2 Expense Control Method

Cost management refers to processes required to ensure the completion of every stage of the project within the approved budget. Overview of the main process of cost management is as follows:

Resource planning: determine the resource (human, equipment and material) required for completion of all the work of the project and overview of every kind of resource.

Expense estimate: approximate resource expense estimate that required for the completion of every stage of the project.

Expense budget: allocate the total expense estimating to individual work.

Expense control: control the change of project budget.

3.1.3 Quality Assurance System

Project quality management refers to processes required to ensure the project to meet its demand. It consists of making quality policy, aim and responsibility and all the other activities made to ensure the overall implementation through quality plan, quality control, quality assurance and quality improvement. Overview of quality management process is as follows:

Make quality plan: make the related quality standards with the project, and in which way they should be applied.

Quality assurance: regularly evaluate overall implementation situation of the project to make people confident that the project meets related requirement of related standard.

Quality control: monitor whether the result of specific work is in line with the relevant quality standard and work out methods to eliminate the cause of the unsatisfying implementation result.

3.1.4 Time Control Method

Make sure that the project is completed within the time specified in development plan (refer to appendix 3).

3.1.5 Project Risk Management

Project risk management refers to the process to identify, analyze and cope with the project risk, in order to maximize the positive effect and minimize the negative effect:

Risk identification: identify the risk that may affect on the project and compile a file on its characteristic.

Risk quantification: assess possible results of the project through evaluating the risk and interaction among risks.

Development of risk response measure: work out steps to expand opportunity and the threat response measures.

Control of risk response: response to the change of risk during the project.

3.1.6 Project Communication Management

Project communication management includes the processes required to guarantee the prompt and proper generation, collection, release, storage and final process of project information. It is a key bond that connects people, idea and information together and a necessary element for success. Every one involved in the project must prepare to send and receive information through a project “language”, and understand how they affect on the whole project by the information they handle as an individual. Overview of the main process is as follows:

Make information plan: determine the information of the project beneficiaries and their communication requirement, i.e. what kind of information do they need, when and how to provide them the information.

Information release: provide the project beneficiaries with necessary information promptly.

Report on implementation situation: collect and release information about implementation situation, including report on current situation, progress measurement and predication.

Administrative Closure: generate, collect and release information about periodic result or completion of the project.

3.1.7 Human Resource Management of the Project

Human resource management refers to the process by which all the involved personnel in the project is used in a most effective way, including making plan of all the beneficiaries, initiator, customer, individual contributor and other parties involved in the project, namely, determine, create and allocate project task, functional authority and reporting relationship.

Personnel recruitment: get the human resource necessary for work of the project.

Team development: develop skill of individual or the team to enhance implementation of the project.

At the same time, including:

Combining the leadership, communication and negotiation etc. discussed in management skill.

Assignment, motivation, training, monitoring, guidance and other activities in connection with individual.

Team development, conflict handling and other activities in connection with the team.

Evaluation of implementation situation, recruitment, maintenance, labor relation, health care and safety regulations and other activities in connection with functional management of human resource.

Chapter 4 Service and Training

4.1 Service

Service organization

Qizhi software (Beijing) Co., Ltd. holds full responsibility for the development and service of this supporting system for sales of cyber digital product.

Project leading team is responsible for the overall control of organization, specifically, technical director from Qizhi software (Beijing) Co., Ltd. serves as general director of the service team and all team leaders participate service teams, and designate technical staff for implementation.

Detailed service includes content and items of pre-sales, sales and after-sales service (especially the problems in connection with system upgrade and software upgrade etc.).

Detailed service content of Qizhi software (Beijing) Co., Ltd. includes:

Pre-sales service: introduce technical characteristics, provide solutions, explain technical details, functions and safety features, cross-platform technology characteristics of the system and introduce maturity and great growth potential of the system..

Sales service: prior to development, Party B should submit project development plan, once moved into development process, Part B should submit progress report every week and be underwent inspection of work and detail investigation carried out by Part A. After completion of the software development, Part B should submit user manual, system development specification, detailed development specification, test plan, conventions of all source program and source code. After test, two parties shall co-write a test report.

After-sales service:

Adopted service methods

Mainly adopt the field service and remote service.

(4) Terms and commitment of service

Maintenance term starts from the day when software system passes the acceptance and lasts three years in which free maintenance is provided.

There are two maintenance modes: field maintenance and remote maintenance.

During maintenance, one person should be assigned to be responsible for the maintenance of the project.

After expiration of the maintenance period, Part B should ensure the safety, stability and reliability.

4.2 Silver Service Plan

We always adhere to the aim of “Customer first and Service foremost”. At the time we actively exploit market, the technical support and service for users are highly valued. we have built a specialized after-service team and made a whole set of comprehensive, perfect service solution. Through incessant practice and experience, our technical support plan is constantly improved. This plan includes the following content:

4.2.1 Hotline Support Service (7*24hrs)

•                                No limitation on number of times: once there is a problem in your system, please feel free to call our service hotline “service hotline”;

•                                Your call has the top priority for our staff, which means we will handle your call for help as a priority until a satisfied result is gotten.

4.2.2Remote Dial-in Analysis

Statistics and analysis suggests that no less than 70% of the system failure in IT industry is caused by issues related to software and configuration, helping users resolving this kind of problems by remote dial-in analysis has greatly improve the diagnosis speed and work efficiency, leading to less maintenance cost.

Nowadays, growth in network makes this method possible, therefore, once getting permission from the user, our engineers are able to quickly and directly diagnose and resolve the failures through the remote dial-in.

4.2.3 Field Support Service (7*24 hrs)

When the fault in your system is identified to be irreversible, our field engineer will take related material to site to perform emergency repair. Our commitment is: take the nearest flight or train (or even special bus if necessary) to minimize the fault time of the system.

4.2.4 Priority Level and Response Speed

When your system failure arises, you can determine the priority level and response time from support and service center, specifically, the following three priority levels are available: emergency (system is unavailable), serious (system is seriously damaged) and not serious, based on which a corresponding response rate is determined (based on the departure time).

Response time:

Priority determined by user	Call response	Field response

Emergency (system breakdown)	Reply within 4 hours	Within 1 workday

Serious (serious system malfunction)	Reply within 8 hours	Within 2 workdays

Not serious ( minor system fault)	Reply within 24 hours	Within 3 workdays

4.2.5 Regular Visit

In our opinion no adequate attention has been paid to this section, while it is very important for the following reasons:

•                  There exist certain potential problems which would be greatly extend fault-free operation time if they were identified earlier.

•                  To those problems which are too tiny to gain any attention, we will provide you with our suggestion based on our experience;

•                  Sometimes, the performance is not satisfying despite that no obvious fault is found in the software system, for which we give suggestion on improvement of system configuration or system extension solution for reference.

Based on the above-mentioned reasons, we will make a visit and communication system along with users and provide you with the following contents:

•                  Routine examination of the system and the surrounding environment;

•                  Patch and maintenance version of the software;

•                  Introduction of the newest product and information of industry trend;

•                  Experience of other users.

Service and technical support is the strategic issue to help enterprise development in competition, which has always been valued by us. We solemnly promise to constantly provide users with best service.

4.3 Training Content

1)              Detailed training plan

Detailed training plan consists of training content, training course, training period, related exam and test, arrangement of training time, training personnel and training site and training expense (free).

2)              Scope and content of training

Generally, training is divided into three types: application training, technical training and management training.

Application training is a free training with focus on application, maintenance of application software developed in the project. The training should be completed within 2 months after the development and aimed to ensure that related technical staff in Qihoo Technology is able to proficiently use and maintain the software.

Technical training refers to the training of PHP, APACHE and other related technologies. Qizhi software (Beijing) Co., Ltd. will make full use of its advantage of training to perform this free training on related technical staff.

Management training refers to the special management training and certification test recommended by Qizhi software (Beijing) Co., Ltd. for related manager of Qihoo Technology. The training is authorized by US PMP and taught by teachers from America (with interpreter), after which trainee will take a certification test together in order to get the certificate with globally recognized utility and value.

3) Organization form of training

Considering that staff of Qihoo Technology is busy, organization of the training is led by Qizhi software (Beijing) Co., Ltd., while Qihoo Technology designates personnel to contact relevant personnel. Generally, the appointed training could not be changed, and if certain trainee is not able to be present, there will be no second chance.

4) Guarantee of training effect

Qizhi software (Beijing) Co., Ltd. is responsible for guaranteeing the training effect of application training; initiator from Qizhi software (Beijing) Co., Ltd. is responsible for monitoring the quality of technical training with technical staff being available for counseling if necessary (through a relatively flexible form) and the quality of management training as well.

Appendix 2

Appendix 2: Confirmation for Acceptance of Cyber Digital Product Supporting Platform System

Project name: Supporting platform system for operation of cyber digital product

Acceptance date: YY-MM-DD

Name of functional module	State description	Signature of person in charge

1. Module of interface authentication	Meet the requirement, acceptable.	Party A: Party B:

2. Module of business scheduling	Meet the requirement, acceptable.	Party A: Party B:

3. Module of business management	Meet the requirement, acceptable.	Party A: Party B:

4. Module of product management	Meet the requirement, acceptable.	Party A: Party B:

5. Module of unified billing management	Meet the requirement, acceptable.	Party A: Party B:

6. Module of data storage	Meet the requirement, acceptable.	Party A: Party B:

7. Module of system monitoring	Meet the requirement, acceptable.	Party A: Party B:

8. Module of log management	Meet the requirement, acceptable.	Party A: Party B:

9. Module of product management	Meet the requirement, acceptable.	Party A: Party B:

10. Module of order management	Meet the requirement, acceptable.	Party A: Party B:

11. Module of data analysis	Meet the requirement, acceptable.	Party A: Party B:

12. Module of financial information	Meet the requirement, acceptable.	Party A: Party B:

13. Module of cooperative	Meet the requirement, acceptable.	Party A:

promotion		Party B:

14. Module of system setup	Meet the requirement, acceptable.	Party A: Party B:

15. Module of work order management	Meet the requirement, acceptable.	Party A: Party B:

16. Module of order inquiry	Meet the requirement, acceptable.	Party A: Party B:

17. Module of statistics analysis	Meet the requirement, acceptable.	Party A: Party B:

18. Module of complain recording	Meet the requirement, acceptable.	Party A: Party B:

19. Module of customer service report	Meet the requirement, acceptable.	Party A: Party B:

20. Module of frequently asked question	Meet the requirement, acceptable.	Party A: Party B:

Module summary:

Meet technical and functional requirement, acceptable!

Signature of system acceptance:

Person in charge from Party A:	Person in charge from Party B:

YY-MM-DD	YY-MM-DD

System summary:

Meet technical and functional requirement, acceptable!

Appendix 3

Appendix 3: Development Plan of Online Digital Product Operation Platform System

Development method and process of the system

Two-dimensional development model based on rational unified process (RUP)

RUP software development life cycle is a two-dimensional software development model. Horizontal axis is time organization, which is the life cycle characteristics of process expansion, reflecting the dynamic structure of the development process, and mainly described by such terms as period, stage, iteration and milestone; vertical axis refers to logical activity represented through content organization, reflecting the static structure and is mainly described by such terms as activity, product, worker and workflow. As the figure below:

[Graphics]

Planning of System Development Stage

1. Primary Stage

Primary stage is aimed to build the business case and determine scope of project for the system. In order to achieve the goal, all the external entities that is interactive with the system must be identified, and define the interactive feature from a relatively high level. This stage is very import for its focus on key risk in business and demand during the whole project. Completion of the primary stage is a milestone: evaluate the basic viability of the project.

2. Tessellate Stage

Tessellate stage is aimed to analyze scope of problem, establish a sound architecture base, make a project plan, eliminate element with the highest risk from the project. In order to achieve the goal, the architecture must be determined based on the understanding on the whole system, including its scope, main function and such nonfunctional requirements as performance. At the same time, establish supporting environment for the project, including create development case, create template and principle and prepare tool. Completion of tessellate stage is the second important milestone: establish management standard for structure of the system, based on which project teams are able to carry out measurement. At this time, it is necessary to examine the detailed goal of system, selection of scope and structure and solution for main risk.

3. Architecture Stage

At the architecture stage, all the rest components and application software are developed to integrate to be a product, and all the functions are comprehensively tested. In a sense, architecture stage is a manufacture process focused on management of resource and control of operation to optimize cost, progress and quality. The architecture stage is the third important milestone: determine whether the product can be deployed in testing environment. At the moment, identify whether software, environment and user can start the system. The version of the product at this moment is called as “beta” version.

4. Delivery Stage

The delivery stage is aimed to ensure the software is applicable for the end user. The stage may be across multiple iterations, including product test before issue and some adjustment based on feedback from user, which at this point is mainly related with product adjustment, setting, installation and usability. All the main structure problems are expected to be solved in the early stage of the life cycle of the project. The delivery stage is the fourth important milestone: product launch. At this moment, it should be determined whether the goal can be achieved; another development cycle should be started. In some cases, this milestone may match together with the completion of primary stage of the next cycle.

Detailed Development Plan of the First Phase

General Information

The first phase starts from October 1, 2008, and ends up on December 30, 2008, lasting a total of 90 days.

[Graphics]

Primary Stage

The primary stage is mainly aimed to determine business process and scope of the system.

[Graphics]

Tessellate Stage

This stage is mainly aimed to solve the technical risk of the system, define function of the system and build platform.

[Graphics]

Architecture Stage

In this stage starts the large-scale development

[Graphics]

Delivery Stage

[Graphics]

Framework of the Development Plan of the Second Phase

The second phase starts from February 01, 2009, and ends up on July 30, 2009, lasting a total of 180 days.

[Graphics]

Framework of the Development Plan of the Third Phase

The third phase starts from September 01, 2009, and ends up on March 06, 2010, lasting a total of 180 days.

阶段 Stage

初始化阶段 Primary stage

细化阶段 Tessellate stage

[Graphics]

Framework of the Development Plan of the Fourth Phase

The fourth phase starts from September 01, 2009, and ends up on March 06, 2010, lasting a total of 180 days.

[Graphics]

Appendix 4

Cyber Digital Product Operation Platform Supporting System

Confidentiality Agreement (Appendix 4)

Party A: Beijing Qihu Technology Company Limited.

Party B: Qizhi Software (Beijing) Co., Ltd.

WHEREAS,

1. Party A and Party B (the “Parties”) are developing the “Cyber Digital Product Operation Platform System” (the “Project”);

2. Party A engages Party B to carry out the researching and developing activities in the Project;

3. During the implementation and cooperation of the Project, each Party will provide the other Party with the relevant confidential information which is lawfully owned by the disclosing party;

4. The Parties wish to effectively protect the confidential information defined herein.

NOW, THEREFORE, the Parties hereby enter into the following agreements through negotiation:

ARTICLE 1 DEFINITION OF CONFIDENTIAL INFORMATION

1. All commercial, marketing, technical, operational or other materials and information received by Party B from Party A during the development of the Project hereunder and relating to the Project or generated from the Project, in whatever forms or media, or indicated as confidential by oral, visual or any other written form at the time of disclosure;

2. This Contract and all appendices and supplementations attached hereto signed by the Parties, and all software, software directories, documents, information, data, drawings, benchmark tests, technical specifications and trade secrets, and other information exclusively owed by each Party, provided to the other Party and expressly marked as “confidential”, including all items specified as “confidential” in any other contract before or after the date of this Contract;

3. The aforesaid confidential information may be embodied in data, words, or materials, discs, software, books or any other physical media containing such information, or may be transmitted in oral or any other visual or audio form.

ARTICLE 2 RIGHTS AND RESPONSIBILITIES OF BOTH PARTIES

1. The Parties hereby warrant that the confidential information will only be used for the purpose or intention of this Contract.

2. The Parties hereby warrant that they will properly keep the confidential information provided by the other Party.

3. Each Party hereby warrants that it shall keep confidentiality of the confidential information provided by the other Party in accordance with the terms and conditions of this Agreement, and shall apply at least the same protective measures and degree of care that it applies to protect its own confidential information.

4. When either Party provides any confidential information, if provided in written forms, it shall mark it with “confidential”; if provided in oral or visual forms, it shall notify the receiving party of the confidential nature of the information prior to the disclosure, and shall make a written confirmation within five days after the notification, including the content identifying the disclosed information as confidential information.

5. Each Party hereby warrants that it will only disclose the confidential information to its officers and employees engaging in the Project on a need-to-know basis. Before such person is disclosed the confidential information, each Party shall inform the persons of the confidential nature of such information and the relating obligation, procure such person to be bound by the terms and conditions of this Agreement in written forms, and ensure the obligation of confidentiality undertaken by such persons is not lower than the obligation stipulated herein.

6. Upon the request of disclosing party, the receiving party shall return all documents and other materials containing confidential information to the disclosing party or destroy such documents and other materials according to the instructions of the disclosing party. Upon termination of the Project, the disclosing party may give a written notice to the receiving party, demanding the receiving party to return the confidential information.

7. The restrictions mentioned above are not applicable to the following circumstances:

(1) The confidential information has been lawfully owned by the receiving party on or before the date of this Agreement;

(2) The confidential information has been known by the public or is in the public domain before it is provided to the receiving party;

(3) The confidential information is received by the receiving party from any third party not subject to the confidentiality or non-disclosure obligation;

(4) The confidential information has been known by the public or is in the public domain without violation of the confidentiality obligation hereunder;

(5) The confidential information is independently developed by the receiving party or its affiliate or association, without benefits from the information provided by the disclosing party or its affiliate or associate;

(6) Disclosure of confidential information is required by the court or any other judicial or administrative authority (demand of materials or documents through oral inquiry, interrogation or order, summon, civil or criminal investigation or any other procedure), provided that the receiving party shall immediately give a notice to the disclosing party and make necessary explanation.

8. Neither Party warrants the accuracy or reasonableness of any confidential information.

9. If any confidential information provided by the disclosing party infringes any intellectual property of any third party, the disclosing party shall indemnify the receiving party against and hold it harmless from all liabilities and claims resulting therefrom.

ARTICLE 3 LIABILITIES FOR BREACH OF CONTRACT

Failure of either Party in performance of its obligation hereunder shall be deemed as breach of contract. The breaching Party shall indemnify the other Party against all losses and damages resulting therefrom. If the non-breaching party considers that the damages for the breach can not provide sufficient remedy, the non-breaching party may also seek injunction, specific performance or any other reasonable remedies.

ARTICLE 4 EXCLUSIONS

If a Party or the Parties can not perform any obligations hereunder or any part thereof due to any event unforeseeable, inevitable or uncontrollable, including but not limited to earthquake, floods, fire or change of policy, the Parties are not liable to each other; provided that the Party or Parties shall continue to perform this Agreement within a reasonable period after the end of force majeure.

ARTICLE 5 The duration of this Agreement shall be four (4) years.

ARTICLE 6 SETTLEMENT OF DISPUTE

1. All aspects of this Agreement shall be governed by and construed according to the laws of the People’s Republic of China (“China”).

2. Any dispute arising from or in connection with the performance or interpretation of this Agreement, if not settled through negotiation, shall be submitted to Beijing Arbitration Commission for final arbitration in accordance with its then effective arbitration rules and arbitration procedures.

3. The arbitration proceedings shall be conducted in Chinese.

4. The arbitral award shall be final and binding upon the Parties.

5. Except as otherwise specified in the arbitral award, the arbitration costs shall be borne by the losing party.

ARTICLE 7 Neither Party may amend or modify this Agreement without the written agreement of the Parties, unless otherwise provided for in the state laws.

ARTICLE 8 Any issue not covered herein shall be specified in a supplementary agreement duly signed by the Parties. Such supplementary agreement is an integral part of this Agreement and shall have the same legal effect as this Agreement.

ARTICLE 9 This Agreement shall be made in four originals, two for each party hereto.

ARTICLE 10 This Agreement shall become effective as of being duly signed and sealed by the Parties hereto.

Party A (Signature/Seal):	Party B (Signature/Seal):

/s/ Qi Xiangdong	s/ Zhou Dewei

Date	Date